UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2014

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BROADRIDGE FINANCIAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

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001-33220	33-1151291
(Commission file number)	(I.R.S. Employer Identification No.)

1981 Marcus Avenue
Lake Success, New York 11042
 (Address of principal executive offices)

 Registrant’s telephone number, including area code: (516) 472-5400

N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into Material Definitive Agreement.

On August 14, 2014 (the “Effective Date”), Broadridge Financial Solutions, Inc. (the “Company”) entered into an amended and restated credit agreement (the “Credit Agreement”) among the Company, as borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Europe Limited, as London Agent, comprised of a $750.0 million senior unsecured revolving loan.  The revolving loan is comprised of a $670.0 million US dollar tranche and an $80.0 million multicurrency tranche.  The revolving loan provides for a letter of credit facility, a swingline facility and a competitive bid advance facility.  The revolving facility has a five year term ending on August 14, 2019.  The Credit Agreement also permits, subject to the satisfaction of certain conditions, up to $500.0 million of additional revolving loan commitments from one or more of the existing lenders or other lenders (with the consent of the Administrative Agent).  The Company may voluntarily prepay, in whole or in part and without premium or penalty, borrowings under the revolving loan at any time.

The Credit Agreement contains affirmative and negative covenants that the Company believe are usual and customary for transactions of this type.  The negative covenants include, among other things, limitations on liens, subsidiary indebtedness, sale and leaseback transactions, changes in business activities conducted by the Company, certain mergers, consolidations and transfers of all or substantially all of the Company’s assets and transactions with affiliates. The Credit Agreement also requires the Company to maintain a maximum leverage ratio and minimum interest coverage ratio. Upon the occurrence of customary events of default set forth in the Credit Agreement, including payment defaults, breaches of covenants, a change of control and insolvency/bankruptcy events, the Administrative Agent may and, upon the request of a majority of the lenders, shall, accelerate repayment of the loans and cancel all of the commitments outstanding under the Credit Agreement.

Under the Credit Agreement, revolving loans (other than in respect of any competitive advance) initially bear interest at LIBOR plus 1.00% (subject to a step-up to LIBOR plus 1.30% or step-down to LIBOR plus 0.795% based on ratings). Borrowings under the competitive advance option bear interest at rates obtained from bids selected by the Company under a competitive auction procedure run by the Administrative Agent. The Company will also pay a facility fee of 12.5 basis points (subject to a step-up to 20 basis points or step-down to 8 basis points based on ratings), payable quarterly commencing on September 30, 2014, on the daily amount of the revolving commitments.

On the Effective Date, the Company terminated the commitments under its credit agreement dated September 22, 2011 among the Company, as borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Europe Limited, as London Agent, under which there were no amounts due or outstanding as of the Effective Date. There were no revolving loans drawn under the Credit Agreement on the Effective Date and no revolving loans were outstanding as of the date of this filing.

The foregoing description of the Credit Agreement is only a summary and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached as Exhibit 10.1 hereto and is hereby incorporated into this Item 1.01 by reference. The representations and warranties contained in the Credit Agreement were made solely for purposes of allocating contractual risks between the parties and not as a means of establishing facts. Such representations and warranties may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms and shall not be relied on as factual information at the time they were made or otherwise. The Credit Agreement may have different standards of materiality than under applicable securities laws.

Item 2.03.                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in and incorporated into Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 9.01.                      Financial Statements and Exhibits.

Exhibits.  The following exhibit is filed herewith:

Exhibit No.	Description
10.1	Amended and Restated Credit Agreement, dated August 14, 2014, among Broadridge Financial Solutions, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 14, 2014

BROADRIDGE FINANCIAL SOLUTIONS, INC. By: /s/ Adam D. Amsterdam Name: Adam D. Amsterdam Title: Vice President, General Counsel and Secretary